qualtrics XM

Qualtrics Awards Exchange Offer

Welcome to the Qualtrics Exchange Offer Election Site.

This page allows you to choose whether to keep your existing Fixed Value Rights and/or Existing RSUs (together, "Eligible Awards") or exchange them for Qualtrics (XM) RSUs. This is an "all or nothing" exchange - there is not an option to exchange only part of your Eligible Awards. Note that this page only relates to the exchange offer for Eligible Awards and does not contain information relating to any new Qualtrics equity awards or the Qualtrics employee stock purchase program.

Step 1 - Review Exchange Offer Details

You should carefully review the terms of this exchange offer. The following documents contain the offer details, including information about Qualtrics, Qualtrics stock, Australian laws and tax matters relating to the offer.

- Offer to Exchange
- Terms of Election
- Schedule TO - Tender Offer Statement
- 2021 Qualtrics International Inc. Employee Omnibus Equity Plan and forms of award agreements thereunder

Investment in shares of Qualtrics stock through this exchange offer involves a degree of risk. See the "Risk Factors" section of the Offer to Exchange for a discussion of risks and uncertainties that you should consider before agreeing to exchange your Fixed Value Rights and/or Existing RSUs for Qualtrics RSUs. You should consider, among other things, these risks and uncertainties before deciding whether or not to participate in the exchange offer.

All capitalized terms used on this page but not defined herein shall have the meanings given in the Offer to Exchange.

Step 2 - Review Your Eligible Award Details

To view the details of your Fixed Value Rights, your Post-2018 Variable Awards and/or your SAP Plan Awards, click here to access your Shareworks account. Note that your Eligible Award

access your Shareworks account. Note that your Eligible Award details can only be viewed by clicking this link – this exchange offer page you are currently viewing does not contain your Eligible Award details.

The number of Qualtrics RSUs that you will receive in exchange for your Fixed Value Rights will be calculated based on the Exchange Quotient. The Exchange Quotient will be determined by dividing the cash value of the Fixed Value Right as of the date of the exchange by US$30.00.

The number of Qualtrics RSUs that you will receive in exchange for your Existing RSUs will be determined by multiplying the number of Existing RSUs that you tender by the Exchange Ratio of 4.2734. Note that with respect to your original Qualtrics RSUs that now fluctuate with SAP's stock price (Post-2018 Variable Awards), the quantity shown in Shareworks reflects the number of Qualtrics RSUs you originally received, not your current number of SAP-equivalent RSUs. Therefore, you will need to multiply the number of these variable awards by 0.3373077 to determine your "existing RSUs" for purposes of the exchange offer.

The number of Qualtrics RSUs that you receive in the exchange offer will be rounded down to the nearest whole share. Accordingly, Qualtrics RSUs will not be granted for fractional shares, and you will not be compensated for any fractional shares you otherwise would have received.

Shares of Qualtrics Class A common stock are quoted on the Nasdaq Global Select Market under the symbol "XM." On August 11, 2021, the closing price of our Class A common stock as reported on Nasdaq was US$43.80 per share. We recommend that you obtain current market quotations for Qualtrics Class A common stock and SAP ordinary shares before deciding whether to participate in the exchange offer.

Step 3 - Make Your Election Below.
If you wish to tender your Eligible Awards in exchange for Qualtrics RSUs, please click the button next to "Yes, exchange all Eligible Awards for Qualtrics RSUs" below and then "Submit." You must tender all outstanding Eligible Awards on an "all or none basis." Qualtrics is not accepting partial tenders or, to the extent you hold both Fixed Value Rights and Existing RSUs, tenders of one type of award without tenders of the other.

If you do not wish to tender your Eligible Awards in exchange for Qualtrics RSUs, please click the button next to "No, do not

If you do not wish to tender your Eligible Awards in exchange for Qualtrics RSUs, please click the button next to "No, do not exchange all Eligible Awards for Qualtrics RSUs" below and then "Submit." If you elect not to tender your Eligible Awards, your Eligible Awards will remain outstanding subject to their existing terms.

Please make your election as soon as you are ready to do so. Note that you may come back to this page to change your election at any time while the exchange offer remains open. If you make no election, or do not properly submit your election through this page prior to the Expiration Date, you will retain your Eligible Awards subject to their existing terms.

You may change your Election on this page at any time up until 11:59 p.m. Mountain Time on September 10, 2021 (or 3:59 p.m. Australian Eastern Time on September 11, 2021).

Questions

If you have questions or need additional information, please email legal-equity@qualtrics.com.

Do you want to exchange all of your Eligible Awards?

- ◯ Yes, exchange all Eligible Awards for Qualtrics RSUs
- ◯ No, do not exchange any Eligible Awards for Qualtrics RSUs

☐ I have read the Tender Offer Statement on Schedule TO dated as of August 12, 2021 (as amended or supplemented from time to time), including the Offer to Exchange dated as of August 12, 2021 (as amended or supplemented from time to time), the Offering Memorandum contained in the Offer to Exchange and the Terms of Election, filed with the Securities and Exchange Commission relating to the offer being made by Qualtrics to eligible employees to tender their outstanding (i) cash-settled fixed value rights (Fixed Value Rights) that vest on or after October 1, 2021 and/or (ii) cash-settled variable rights that are linked to the value of SAP Ordinary Shares and that were granted on or after January 1, 2018 (Post-2018 Variable Awards) and cash-settled SAP rights that are linked to the value of SAP Ordinary Shares and that were granted as part of the "Move SAP Plan" or "Grow SAP Plan" (together with the Post-2018 Variable Awards, the Existing RSUs) that vest on or after October 1, 2021, in each case for the right to receive shares of Qualtrics RSUs for Qualtrics Class A common stock, as determined on an award-by-award basis.

Submit